EXHIBIT 99.1

Smith-Midland Appoints New Members to its Board of Directors

MIDLAND, VA – December 28, 2023 – Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, has appointed Ms. Read Van de Water and Mr. Matthew Smith to its Board of Directors. Ms. Van de Water was elected as the Chairman of the Nominating and Governance Committee.

Ms. Van de Water is the Senior Vice President, External Affairs at Safran USA, an international high-technology aerospace, defense, and space company. Prior to taking on her current role at Safran USA, She served as the Chairman and member of The National Mediation Board from 2003 to 2009. Ms. Van de Water served as the Assistant Secretary for Aviation and International Affairs for the U.S. Department of Transportation from 2001 to 2003 and as Legislative Counsel of International Trade and Health Care for The Business Roundtable from 1997 to 2001. Ms. Van de Water received her J.D. from The Georgetown University Law Center and is also a graduate of Elliot School of International Affairs at George Washington University, and The University of the South: Sewanee.

"I am honored to be welcomed as a new board member of Smith-Midland,” said Ms. Van de Water. “I'm joining a team of hard-working and innovative professionals and I share their dedication to providing superior products and services."

Matthew Smith is the Vice President of Sales & Marketing at Smith-Midland and the President of Concrete Safety Systems, the barrier rental division of Smith-Midland. He has served in these roles since 2008 and 2015, respectively. Prior to this appointment, Mr. M. Smith served as an Advisor to the Board. He is active in the local community, serving as a member of the Board of Directors for Leadership Fauquier and as a Fauquier County Planning Commissioner. Mr. M. Smith is a past president and current board member of the Precast Concrete Association of Virginia. He has a bachelor’s degree in business administration from Bridgewater College.

“I am thrilled to embark on this new chapter as a Director on the Board of Directors at Smith-Midland,” said Mr. M. Smith. “I’m looking forward to continuing the vision that started with my grandfather and collaborating with fellow leaders in steering the course toward continued success and innovation."

 “Read brings both a diverse background and skillset not previously represented on our Board, and will add depth to critical areas for the Company,” said Ashley B. Smith, CEO of Smith-Midland Corporation. “Matthew is a respected leader with a valuable perspective that will benefit the Company. We look forward to the contributions of Read and Matthew to strategically grow our business while focusing on the Company’s core values of safety, quality, and innovation as well as driving shareholder value.”

Ms. Van de Water will be replacing long-term board member Mr. Wesley A. Taylor who announced his retirement upon the appointment of Ms. Van de Water. Mr. Taylor served as Vice President of Administration of the Company from 1989 until 2017 and had served on the Board as a Director since 1994.

“Wes has been an integral part of the Smith-Midland team the past 34 years as both an employee and as a director,” said Ashley B. Smith, Chairman. “His dedication, diligence, and foresight will be greatly missed and we wish him well in his future endeavors.”

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About Smith-Midland Corporation

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities, located in Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, inflationary factors including potential recession, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Media Inquiries:

scrandall@midlandadvertising.com

(540) 439-8056

Sales Inquiries:

info@smithmidland.com

(540) 439-3266

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

(214) 872-2710

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